EXHIBIT 4.11


                         CERTIFICATE OF THE DESIGNATION,
                   PREFERENCES, RIGHTS AND LIMITATIONS OF THE
                           SERIES P PREFERRED STOCK OF
                                HEALTHWATCH, INC.


         HealthWatch, Inc., hereinafter called the "Corporation", a corporation organized and existing under the Minnesota Business Corporation Act does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation, as amended, of the Corporation, said Board of Directors at a meeting duly called and held on August 27, 1998, and at which a quorum was at all times present, duly adopted a Resolution providing for the issuance of a series of 400,000 shares of Series P Preferred Stock, which Resolution is as follows:

         "RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is given the distinctive designation of "Series P Preferred Stock" (hereinafter referred to as the "Series P Preferred Stock"), said Series to consist of Four Hundred Thousand (400,000) shares of the stated value of Ten Dollars ($10.00) per share ("Stated Value"). The preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

         1.       Dividends

         (a) Subject to the following, the holders of shares of Series P Preferred Stock shall be entitled to receive dividends at the rate of 12% (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum from the date of issuance to January 31, 1999, payable out of funds legally available therefor; provided, however, that such dividends shall not be paid and the dividends on the Series P Preferred Stock shall terminate and cease to accrue in the event that the Series P Preferred Stock shall become convertible into shares of the Corporation's Common Stock in accordance with
                  Section 4 hereof on or before January 31, 1999. In the event that the Series P Preferred Stock has not become convertible into shares of the Corporation's Common Stock in accordance with Section 4 hereof prior to February 1, 1999, the dividends accrued to that date shall be due and owing and the holders of shares of Series P Preferred Stock shall be entitled to receive dividends at the rate of 18% (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum from February 1, 1999 to August 1, 1999, or, if earlier, the date upon which such shares shall become convertible into shares of the Corporation's Common Stock, payable out of funds legally available therefor. In the event that the Series P Preferred Stock has not become convertible into shares of the Corporation's Common Stock prior to

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                  August 1, 1999, the dividends accrued to that date shall be due and owing and the holder of shares of Series P Preferred Stock shall be entitled to receive dividends at the rate of 24% (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum from August 1, 1999 until such date as the Series P Preferred Stock shall become convertible into shares of the Corporation's Common Stock, payable out of funds legally available therefor. Such dividends shall commence upon issuance and shall be payable in preference to any dividend to any shares of Common Stock, and shall be cumulative. Dividends earned after February 1, 1999 shall be paid semi-annually on June 30 and December 31, commencing June 30, 1999, and in every case shall be paid to holders of record as of the close of business five business days before the dividend payment date. Dividends shall be paid in cash or, at the option of the holders of the shares of Series P Preferred Stock, in shares of the Corporation's Common Stock, the value of such stock for the purpose of any such payment to be equal to the average five-day closing bid price for the Common Stock for the five-day period immediately preceding the record date for such payment.

         (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any shares of Common Stock of the Corporation during any fiscal year of the Corporation until dividends, combinations or splits with respect to such shares) on the Series P Preferred Stock shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid. Following any such payment or declaration, the holders of any shares of Common Stock shall be entitled to receive dividends, payable out of funds legally available therefor, when, as and if declared by the Board of Directors.

         In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series P Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series P Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series P Preferred Stock were then convertible as of the record date (assuming for this provision that there was no limitation on the right of conversion of the Series P Preferred Stock) fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.


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         2.       Liquidation Preference

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series P Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of shares of Common Stock by reason of their ownership thereof, the amount of $10.00 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such shares for each share of Series P Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series P Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series P Preferred Stock and holders of any other shares of Preferred Stock of the Corporation in proportion to the preferential amount each such holder is otherwise entitled to receive.

         (b) After payment to the holders of the Series P Preferred Stock of the amounts set forth in Section 2(a) above, and the payment to the holders of any other series of Preferred Stock of the Corporation of any liquidation preferences for such additional series of Preferred Stock, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

         (c) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors.

         3.       Voting Rights

         Unless and except to the extent otherwise required by law, the holders of the Series P Preferred Stock shall have no voting power; provided that if any dividends on the Series P Preferred Stock declared by the Board of Directors in accordance with Section 1 hereof have not been paid for a period of one year or more, the holders of Series P Preferred Stock shall, until such dividends have been paid, be entitled, with the holders of the Common Stock, voting as a class, to vote or act by written consent for the election of directors, with the number of votes per share of Series P Preferred Stock in such election to be equal to ten shares of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares). Unless and except to the extent otherwise required by law, the holders of the Series P Preferred Stock shall have no right to vote as a class with respect to any matter. Should the Series P Preferred Stock be


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entitled to vote on any matter pursuant to a requirement of law, each holder of such stock shall be entitled to one vote in respect to each share of such stock held of record in respect to such matter, unless some other vote is required by law.

         4.       Conversion of Series P Preferred Stock into Common Stock

         (a) Subject to the following conversion rights being approved by the holders of a majority of a quorum of the shares of the Corporation's Common Stock and the provisions of this Section 4, the holder of record of any share or shares of Series P Preferred Stock and the Corporation shall have the right, at his or its option, as the case may be, at any time after issuance, to convert or to cause the conversion of each said share or shares of Series P Preferred Stock into ten (10) (as adjusted for any stock dividends, combinations or splits with respect to such shares) fully-paid and non-assessable shares of Common Stock, $.01 par value (herein referred to as "Common Stock), of the Corporation. The Corporation shall not be required to issue fractional shares in connection with the conversion of any of the Series P Preferred Stock and shall, in lieu thereof, pay to the holder requesting conversion, an amount equal to the value (determined by the Corporation's Board of Directors) of such fractional share.

         (b) Any holder of a share or shares of Series P Preferred Stock desiring to convert such Series P Preferred Stock into Common Stock, shall surrender the certificate or certificates representing the share or shares of Series P Preferred Stock so to be converted, duly endorsed (if required by the Corporation) to the Corporation or in blank, at the office of any Transfer Agent for the Series P Preferred Stock (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office that he elects to convert the same as provided above, and setting forth the name or names (with the address or addresses) in which the shares of Common Stock are to be issued.

         (c) Conversion of Series P Preferred Stock shall be subject to the following additional terms and provisions:

                  (1) As promptly as practicable after the surrender for conversion of any Series P Preferred Stock , the Corporation shall deliver or cause to be delivered at the principal office of the Transfer Agent for the Series P Preferred Stock (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series P Preferred Stock , certificates representing the shares of Common Stock issuable upon such conversion issued in such name or names as such holder may direct. Shares of the Series P Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series P


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                           Preferred Stock for conversion, as provided above,
                           and the rights of the holders of such Series P Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

                  (2) The Corporation shall pay all dividends accrued on the shares of Series P Preferred Stock surrendered for conversion, such payment to be made in cash or at the option of the Corporation, in shares of the Corporation's Common Stock, the value of such stock to be determined as set forth in Section 1(a) hereof.

                  (3) The Corporation shall at all times reserve and keep available solely for the purpose of issuance upon conversion of Series P Preferred Stock , as herein provided, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding Series P Preferred Stock.

                  (4) Prior to March 31, 2000, the holders of Series P Preferred Stock shall not be entitled to convert nor shall the Corporation have the right to require conversion of the Series P Preferred Stock held by such holders to the extent that such conversion would result in such holders beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the Rules thereunder) in the aggregate in excess of forty-five percent (45%) of the then issued and outstanding shares of the Corporation's Common Stock.

         (d) The issuance of certificates for shares of Common Stock upon conversion of the Series P Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series P Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.


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         5.       General

         (a) In the event that the Corporation shall at any time prior to conversion either (a) subdivide the outstanding shares of Common Stock into a greater number of shares, (b) combine the outstanding shares of Common Stock into a smaller number of shares, (c) change the outstanding shares of Common Stock into the same or a given number of shares of any other class or classes of stock, (d) declare on or in respect of the Common Stock a dividend payable in shares or other securities of the Corporation, then the holders of the Series P Preferred Stock shall be entitled to receive the same number of shares or other securities of the Corporation, or shall be entitled to subscribe for and purchase at the same price that the shares or securities are offered to holders of Common Stock, the number of such shares or the amount of such securities as will represent the same proportion of the outstanding Common Stock prior to such increase or decrease as they would have been entitled to receive or subscribe for, as the case may be, had they been holders of the number of shares of Common Stock into which their shares of Series P Preferred Stock were convertible on the record date (assuming for the purposes of this provision that there was no limitation on the right of conversion of the Series P Preferred Stock) for any such dividend or subscription. The Board of Directors shall determine what adjustments shall be made in the Stated Value in order to appropriately reflect and account for any such change.

         (b) In the event the Corporation at any time while any of the shares of Series P Preferred Stock are outstanding shall be consolidated with or merged into any other corporation or corporations, or shall sell or lease all or substantially all of its property and business as an entirety, lawful provision shall be made as part of the terms of such consolidation, merger, sale, or lease so that the holder of any shares of Series P Preferred Stock may thereafter receive in lieu of such shares of Common Stock otherwise issuable to him upon conversion of his shares of Series P Preferred Stock (assuming for the purpose of this provision that there was no limitation on the right of conversion of the Series P Preferred Stock), but at the conversion rate which would otherwise be in effect at the time of conversion as hereinbefore provided, the same kind and amount of securities or assets as may be issuable, distributable, or payable upon such consolidation, merger, sale, or lease, with respect to shares of Common Stock of the Corporation. The Board of Directors shall determine what adjustments shall be made in the Stated Value in order to appropriately reflect and account for any such change.

         (c) Nothing herein shall be deemed to require the Corporation in the event of any such subdivision, combination, reclassification, recapitalization, consolidation, merger or sale of assets, or liquidation, dissolution or


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                  winding up, to issue or distribute fractional interests in shares of capital stock or any other security of the Corporation or another issuer, and the Corporation may make such arrangements as the Board of Directors of the Corporation shall approve with respect to any such event for settlement in lieu of issuance of a fractional interest in a share of capital stock or other security of the Corporation or another issuer to any holder of the Series P Preferred Stock.

         (d) The shares of Series P Preferred Stock shall not be subject to the operation of a purchase, retirement or sinking fund.

         (e) The issuance of additional shares of Series P Preferred Stock shall not be subject to any restrictions as to issuance, nor shall the holders of the Series P Preferred Stock be entitled to any restriction with respect to the issuance of shares of any other series of the Corporation's Common Stock or Preferred Stock, or as to the powers, preferences or rights of any such other series; provided that no series of additional shares of Preferred Stock shall have any liquidation or other similar rights in preference to the Series P Preferred Stock."


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         IN WITNESS WHEREOF, I have hereunto subscribed my hand this 30th day of
September, 1998.

                                           HealthWatch, Inc.



                                           By /s/ Paul Harrison
                                              ----------------------------------
                                                         Paul Harrison
                                              Chairman of the Board of Directors